EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 22, 2013	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2013 2ND QTR AND 6 MONTH RESULTS

Horsham, PA, May 22, 2013 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation's leading builder of luxury homes, today announced results for its second quarter and six months ended April 30, 2013.

Second Quarter Financial Highlights:

•	FY 2013's second quarter net income was $24.7 million, or $0.14 per share diluted, compared to net income of $16.9 million, or $0.10 per share diluted, in FY 2012's second quarter.

•
Pre-tax income was $41.0 million, compared to pre-tax income of $15.6 million in FY 2012's second quarter. FY 2013's second quarter included a pre-tax gain of $13.2 million in other income associated with the previously reported settlement of derivative litigation.

•	Revenues of $516.0 million and homebuilding deliveries of 894 units rose 38% in dollars and 33% in units, compared to FY 2012's second quarter.

•	The average price of homes delivered was $577,000, compared to $569,000 in FY 2013's first quarter and $557,000 in FY 2012's second quarter.

•
Net signed contracts of $1.19 billion and 1,753 units rose 57% in dollars and 36% in units, compared to FY 2012's second quarter. On a per-community basis, FY 2013's second-quarter net signed contracts rose 39% to 7.79 units per community, the highest second quarter since FY 2006.

•	The average price of net signed contracts was $678,000, compared to $631,000 in FY 2013's first quarter and $585,000 in FY 2012's second quarter.

•	Backlog of $2.53 billion and 3,655 units rose 69% in dollars and 52% in units, compared to FY 2012's second-quarter-end backlog.

•	The average price of homes in backlog was $693,000, compared to $665,000 at FY 2013's first-quarter end and $624,000 at FY 2012's second-quarter end.

•
Gross margin, excluding interest and write-downs, was 23.3%, compared to 23.2% in FY 2012's second quarter. SG&A as a percentage of revenue improved to 15.4%, compared to 18.3% in FY 2012's second quarter.

•	The Company ended its second quarter with 225 selling communities, equal to the 225 at FY 2013's first-quarter end, and 230 at FY 2012's second-quarter end.

Douglas C. Yearley, Jr., Toll Brothers' chief executive officer, stated: “Demand accelerated significantly this quarter. Increased pricing power and stronger sales drove our agreements up 57% in dollars and 36% in units - the highest for any quarter in seven years.

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“Our strong brand, land position and capital base are giving us a competitive advantage in many of our markets. Buyers who have been on the sidelines for six years are jumping in. Low interest rates, improved customer confidence, a strong stock market, rising home prices and a reawakening economy are stoking the demand that is fueling our luxury market.

“One year ago we were somewhat reluctant to raise home prices for fear of crimping demand. Now we are finding that in many markets as prices increase, a sense of urgency takes hold and demand continues to rise. We have raised prices this quarter approximately $26,000 per home on average.

“With our backlog up 69% in dollars and 52% in units, and with our community count increasing throughout FY 2014, we expect continued growth over the next few years.”

Martin P. Connor, Toll Brothers' chief financial officer, stated: “Our gross margin improved slightly this quarter from one year ago and, as we enter the back half of FY 2013, we believe gross margin improvement will continue. Our operating margin should also improve significantly as we project a greater than 50% increase in revenues in the second half of FY 2013 over the first half of FY 2013.

“In early April we accessed the public debt markets and raised $300 million at 4.375% due in 2023. As the market improved, we re-opened that issuance to raise an additional $100 million at a yield of 4% in early May. This attractively priced capital will both support future growth and prepare us for upcoming debt maturities.”

Robert I. Toll, executive chairman, stated: “The most recent ISI survey of large and mid-sized builders is near record highs. For those builders who have the capital to buy land and build homes it is a very good time.

“We believe the industry is still in the early stages of a recovery. Even so, this quarter our pace of contracts per community was consistent with second quarter paces we produced in the decade from 1993 to 2003 as the industry normalized after the previous downturn. While up significantly from the bottom, April 2013 industry-wide total annualized housing starts were approximately 853,000, just 55% of the 1.5 million houses started annually, on average, between 1987 and 2006. With new home production still well below the volumes required to meet projected demand based on history, population growth and the pace of current household formations, we believe we and the industry have lots of room to grow.

“We believe that as home prices continue to increase, homeowners' balance sheets should continue to improve as should bank balance sheets. People will feel wealthier, banks will lend more and the economy should continue to improve: We believe this should drive demand and, therefore, home prices are likely to continue to rise.”

The financial highlights for the second quarter and six months ended April 30, 2013 (unaudited):

▪	FY 2013's second-quarter net income was $24.7 million, or $0.14 per share diluted, compared to FY 2012's second-quarter net income of $16.9 million, or $0.10 per share diluted.

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▪
FY 2013's second-quarter pre-tax income was $41.0 million, compared to FY 2012's second-quarter pre-tax income of $15.6 million. FY 2013's second quarter included $1.0 million of inventory write-downs and $13.2 million in other income related to litigation. FY 2012's, second-quarter included inventory write-downs of $2.0 million and a $1.6 million recovery of prior joint venture impairments.

▪	FY 2013's six-month net income was $29.1 million, or $0.17 per share diluted, compared to FY 2012's six-month net income of $14.1 million, or $0.08 per share diluted.

▪
FY 2013's six-month net income included $1.7 million of pre-tax inventory write-downs and $13.2 million in other income related to litigation. FY 2012's six month net income included pre-tax write-downs totaling $10.1 million and a $1.6 million recovery of joint venture impairments.

▪	FY 2013's six-month pre-tax income was $49.3 million, compared to FY 2012's six-month pre-tax income of $9.2 million.

▪
The Company recorded a FY 2013 second-quarter tax expense of $16.3 million and a six-month tax expense of $20.2 million, compared to a $1.2 million tax benefit in FY 2012's second quarter and a $4.8 million tax benefit in FY 2012's six-month period.

▪	FY 2013's second-quarter total revenues of $516.0 million and 894 units increased 38% in dollars and 33% in units from FY 2012's second-quarter total revenues of $373.7 million and 671 units.

▪	The average price of homes delivered was $577,000, compared to $569,000 in FY 2013's first quarter and $557,000 in FY 2012's second quarter.

▪	FY 2013's six-month total revenues of $940.6 million and 1,640 units rose 35% in dollars and 33% in units, compared to FY 2012's same period totals of $695.6 million and 1,235 units.

▪
The Company's FY 2013 second-quarter net contracts of $1.19 billion and 1,753 units rose by 57% and 36%, respectively, compared to FY 2012's second-quarter net contracts of $754.7 million and 1,290 units.

▪
On a per-community basis, FY 2013's second-quarter net signed contracts were 7.79 units per community, compared to second quarter totals of 5.61 in FY 2012, 4.35 in FY 2011, and 4.32 units in FY 2010. FY 2013's second quarter total was the highest second quarter since FY 2006.

▪
The average price per unit of net contracts signed in FY 2013's second quarter was approximately $678,000, compared to approximately $631,000 in FY 2013's first quarter and $585,000 in FY 2012's second quarter.

▪
The Company's FY 2013 six-month net contracts of $1.80 billion and 2,726 units increased by 50% and 40%, respectively, compared to net contracts of $1.20 billion and 1,942 units in FY 2012's six-month period.

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▪
FY 2013's second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 3.4%, compared to 2.4% in FY 2012's second quarter. As a percentage of beginning-quarter backlog, FY 2013's second-quarter cancellation rate was 2.2%, compared to 1.8% in FY 2012's second quarter. These rates were better than the Company's pre-downturn historical average.

▪	In FY 2013, second-quarter-end backlog of $2.53 billion and 3,655 units increased 69% in dollars and 52% in units from FY 2012's second-quarter-end backlog of $1.50 billion and 2,403 units.

▪	Gross margin, excluding interest and write-downs, was 23.3%, compared to 23.2% in FY 2012's second quarter.

▪	Interest included in cost of sales decreased to 4.5% of revenues in FY 2013's second quarter from 4.7% of revenues in FY 2012's second quarter.

▪	SG&A as a percentage of revenue improved to 15.4%, compared to 18.3% in FY 2012's second quarter.

▪
In FY 2013's second quarter, unconsolidated entities in which the Company had an interest delivered $11.0 million of homes, compared to $24.0 million in the second quarter of FY 2012. In FY 2013's first six months, unconsolidated entities in which the Company had an interest delivered $19.9 million of homes, compared to $47.5 million in the same six-month period of FY 2012. The Company recorded its share of the results from these entities' operations in “Income from Unconsolidated Entities” on the Company's Statement of Operations.

▪
In FY 2013's second quarter, unconsolidated entities in which the Company had an interest signed agreements for $16.0 million of homes, compared to $38.2 million in the second quarter of FY 2012. In FY 2013's first six months, unconsolidated entities in which the Company had an interest signed agreements for $22.2 million of homes, compared to $59.7 million in the same six-month period of FY 2012.

▪
In FY 2013's second quarter and first six months, the Company's Gibraltar Capital and Asset Management subsidiary reported pre-tax income of $2.1 million and $4.2 million respectively, compared to FY 2012's second quarter and first six month results of $5.2 million and $6.9 million.

▪
The Company ended its FY 2013 second quarter with $936.0 million in cash and marketable securities, compared to $793.6 million at 2013's first-quarter end and $927.5 million at FY 2012's second-quarter end. At FY 2013's second-quarter end, it had $817.9 million available under its $885 million 12-bank credit facility, which matures in October 2014.

▪	The Company's Stockholders' Equity at FY 2013's second-quarter end increased to $3.17 billion, compared to $3.13 billion at FYE 2012.

▪	The Company ended FY 2013's second quarter with a net-debt-to-capital ratio(1) of 31.9%, compared to 29.7% at FY 2013's first-quarter end and 26.9% at FY 2012's second-quarter end.

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▪
The Company ended FY 2013's second quarter with approximately 45,200 lots owned and optioned, compared to 43,700 one quarter earlier, 39,500 one year earlier and 91,200 at its peak at FY 2006's second-quarter end. At 2013's second-quarter end, approximately 33,100 of these lots were owned, of which approximately 12,200 lots, including those in backlog, were substantially improved. In the second quarter of FY 2013, the Company spent approximately $165.1 million on land.

▪
The Company ended FY 2013's second quarter with 225 selling communities, compared to 225 at FY 2013's first-quarter end and 230 at FY 2012's second-quarter end. The Company expects to end FY 2013 with between 225 and 255 selling communities.

▪
Based on FY 2013's second-quarter-end backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 3,850 and 4,200 homes in FY 2013. It believes the average delivered price for FY 2013's full year will be between $610,000 and $630,000 per home. The Company currently expects to deliver approximately 25% more units and approximately 20% more revenues in FY 2013's fourth quarter than in FY 2013's third quarter.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EDT) today, May 22 2013, to discuss these results and its outlook for the remainder of FY 2013. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls." Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc. is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington.

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Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-, mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company acquires and develops commercial properties through Toll Commercial and its affiliate, Toll Brothers Realty Trust, and purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management.

Toll Brothers, A FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award and Builder of the Year. Toll Brothers was awarded Builder of the Year for 2012 and is the only two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

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Information presented herein for the second quarter ended April 30, 2013 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2013	October 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$703,101	$778,824
Marketable securities	232,899	439,068
Restricted cash	33,801	47,276
Inventory	4,367,217	3,761,187
Property, construction and office equipment, net	125,289	109,971
Receivables, prepaid expenses and other assets	165,745	144,558
Mortgage loans held for resale	66,538	86,386
Customer deposits held in escrow	45,304	29,579
Investments in and advances to unconsolidated entities	357,532	330,617
Investment in distressed loans	48,707	37,169
Investment in foreclosed real estate	71,458	58,353
Deferred tax assets, net of valuation allowances	341,014	358,056
	$6,558,605	$6,181,044

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$96,572	$99,817
Senior notes	2,322,397	2,080,463
Mortgage company warehouse loan	58,526	72,664
Customer deposits	205,821	142,977
Accounts payable	149,601	99,911
Accrued expenses	469,233	476,350
Income taxes payable	84,157	80,991
Total liabilities	3,386,307	3,053,173

Equity:
Stockholders’ Equity
Common stock	1,693	1,687
Additional paid-in capital	418,844	404,418
Retained earnings	2,750,503	2,721,397
Treasury stock, at cost	(78)	(983)
Accumulated other comprehensive loss	(4,861)	(4,819)
Total stockholders' equity	3,166,101	3,121,700
Noncontrolling interest	6,197	6,171
Total equity	3,172,298	3,127,871
	$6,558,605	$6,181,044

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2013	2012	2013	2012
Revenues	$940,605	$695,636	$516,004	$373,681

Cost of revenues	765,950	578,429	420,013	306,821
Selling, general and administrative expenses	157,597	137,893	79,550	68,256
	923,547	716,322	499,563	375,077

Income (loss) from operations	17,058	(20,686)	16,441	(1,396)
Other:
Income from unconsolidated entities	8,076	13,676	4,993	6,989
Other income - net	24,160	16,251	19,534	10,056
Income before income taxes	49,294	9,241	40,968	15,649
Income tax provision (benefit)	20,188	(4,845)	16,294	(1,223)
Net income	$29,106	$14,086	$24,674	$16,872
Income per share:
Basic	$0.17	$0.08	$0.15	$0.10
Diluted	$0.17	$0.08	$0.14	$0.10
Weighted-average number of shares:
Basic	169,222	166,652	169,380	166,994
Diluted	177,949	167,821	178,136	168,535

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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2013	2012	2013	2012
Impairment charges (recoveries) recognized:
Cost of sales	$1,738	$10,128	$1,029	$2,008
Income from unconsolidated entities		$(1,621)		$(1,621)
	$1,738	$8,507	$1,029	$387

Depreciation and amortization	$12,593	$6,238	$6,068	$3,387
Interest incurred	$64,051	$60,468	$32,303	$31,568
Interest expense:
Charged to cost of sales	$42,990	$33,989	$23,016	$17,668
Charged to other income - net	1,221	1,582	1,133	1,582
Capitalized interest on investments in unconsolidated entities	2,872	1,137	1,509	1,137
	$47,083	$36,708	$25,658	$20,387

Home sites controlled:
Owned	33,117	32,275
Optioned	12,060	7,202
	45,177	39,477

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended April 30,		Three Months Ended April 30,
	Units		$ (Millions)
	2013	2012	2013	2012
HOME BUILDING REVENUES
North	187	200	$104.3	$111.1
Mid-Atlantic	276	190	147.5	103.6
South	224	143	135.6	82.4
West	207	138	128.6	76.6
Total consolidated	894	671	$516.0	$373.7

CONTRACTS
North	436	326	$291.1	$189.8
Mid-Atlantic	520	374	302.0	206.4
South	378	251	255.1	161.6
West	419	339	339.7	196.9
Total consolidated	1,753	1,290	$1,187.9	$754.7

BACKLOG
North	995	743	$688.3	$488.9
Mid-Atlantic	937	674	562.6	395.2
South	963	574	653.3	362.2
West	760	412	627.4	252.2
Total consolidated	3,655	2,403	$2,531.6	$1,498.5

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	Six Months Ended April 30,		Six Months Ended April 30,
	Units		$ (Millions)
	2013	2012	2013	2012
HOME BUILDING REVENUES
North	348	337	$197.0	$186.7
Mid-Atlantic	518	369	279.7	204.4
South	367	278	222.7	158.8
West	407	251	241.2	145.7
Total consolidated	1,640	1,235	$940.6	$695.6

CONTRACTS
North	688	527	$436.0	$368.3
Mid-Atlantic	797	556	456.1	310.7
South	581	410	392.6	257.8
West	660	449	517.7	262.6
Total consolidated	2,726	1,942	$1,802.4	$1,199.4

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and six-month periods ended April 30, 2013 and 2012, and for backlog at April 30, 2013 and 2012 is as follows:

	2013	2012	2013	2012
	Units	Units	$(Mill)	$(Mill)
Three months ended April 30,
Revenues	15	25	$11.0	$24.0
Contracts	22	42	$16.0	$38.2

Six months ended April 30,
Revenues	25	53	$19.9	$47.5
Contracts	32	67	$22.2	$59.7

Backlog at April 30,	43	40	$29.5	$33.2

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